Exhibit 99.1

News Release
CONTACT: Mr. Charles F. Willes,
Chief Financial Officer PHONE: 847-391-9492 or Patricia Gitt, Rubenstein Associates, PHONE: 212-843-8038 INTERNET: iscoir@iscointl.com

ISCO SEEKS TRIPLE DAMAGES FROM
CONDUCTUS AND SUPERCONDUCTOR TECHNOLOGIES

COMPANY OFFERS LICENSES TO COMPETITORS’ CUSTOMERS
FOR PRE-EXISTING PRODUCT

Mt.   Prospect, IL (September 17, 2001) – ISCO International, Inc. (OTC: ISCO), a global supplier of interference-control solutions for the wireless telecommunications industry, announced today that it will be seeking triple damages plus attorneys’ fees from Conductus, Inc. and Superconductor Technologies, Inc. (“STI”) in the recently announced patent infringement action brought by ISCO. That suit, pending in Federal District Court in Delaware, alleges infringement of U.S. Patent No. 6,263,215, entitled “Cryoelectronically Cooled Receiver Front End for Mobile Radio Systems.”

Courts often treble damages and award the plaintiff’s legal fees where the jury finds that the defendant’s patent infringement has been willful. In light of Conductus’s and STI’s recent responses to ISCO’s patent suit, ISCO has added a claim alleging that the defendants’ continued infringement of ISCO’s patent is willful and accordingly warrants this relief. If ISCO prevails in this action, ISCO will seek to enjoin further infringement by the defendants in addition to recovering damages for infringing sales to that point.

Under U.S. patent law, purchasers of infringing products may not use them after the issuance of the patent, even if those products were purchased before issuance. ISCO is therefore announcing that it will be offering to enter into licenses with Conductus’s and STI’s existing customers that would allow them to continue to use Conductus and STI products that infringe the ISCO patent mentioned above. These licenses will be offered for units placed in service on or before July 17, 2001, the date on which ISCO announced its patent infringement suit, but are not expected to be offered for units installed thereafter. The fees to be paid under these licenses will not be in lieu of damages being sought against Conductus and STI.

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“We take our intellectual property rights very, very seriously,” said Dr. George Calhoun, ISCO’s Chief Executive Officer. “We believe that Conductus’s and STI’s products clearly infringe our patent, as amply demonstrated by their own sales literature. We therefore feel that their continued infringement in the face of our suit is willful, and we will seek the maximum remedy the law allows.

“That said, we are mindful that Conductus’s and STI’s customers are caught in the middle of this dispute and cannot cease to use installed product, as the law requires, without risking disruption. In light of this, and solely as an accommodation to the customer community, we have decided to offer licenses that would cover infringing units that were already in service when the patent suit was announced. If the customers have received customary indemnities, it should be possible for them to pass the cost of these licenses on to Conductus and STI.

“As we have previously said, we have no intention of giving licenses to Conductus and STI. Rather, our objective is to enjoin all infringing conduct. Accordingly, we do not plan to offer licenses to customers who continue to accept delivery of infringing product after the date of this announcement.”

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5 G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the adverse effects on liquidity of the Company’s common stock because of its de-listing from the NASDAQ National Market in June 1999; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K/A. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

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